OPPORTUNITY PARTNERS L.P.
60 Heritage Drive
Pleasantville, NY 10570
Phone (914) 747-5262




December 9, 2000

David F. Conner
Secretary
Lincoln National Convertible Securities Fund, Inc.
C/o Delaware Investments
2005 Market Street
Philadelphia, PA 19103

Dear Mr. Conner:

Since we filed our letter to you dated December 5, 2000 on EDGAR, a number of shareholders have asked us to afford them an opportunity to vote on an open-ending proposal. Therefore, unless the board is willing to present its own open-ending proposal, please be advised that in addition to the matters we specified in our December 5 letter we intend to present the following proposal for a vote by stockholders:

"The shareholders of Lincoln National Convertible Securities
Fund, Inc. request that it be converted to an open-end fund."

To reiterate what we stated in our December 5th letter, we intend to solicit proxies from all stockholders for the next annual meeting on all matters to be voted upon at the meeting including the above proposal and the election of directors.

Please advise us as soon as possible if the board has changed the bylaws in any way that would affect the submission of this proposal or if you believe there is any reason whatsoever that we may not present it for a vote or why we may not solicit proxies and vote them as instructed.

Very truly yours,


Phillip Goldstein
Portfolio Manager